Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-40781) pertaining to the Salary Reduction Plan for Hourly Employees Represented by Local #35 International Chemical Workers Union at Florida Minerals
Operations of IMC-Agrico MP, Inc. of our report dated May 26, 2000, with respect to the financial statements of the Salary Reduction Plan for Hourly Employees Represented by Local #35 International Chemical Workers Union at Florida Minerals Operations of IMC-Agrico MP, Inc. included in this Annual Report (Form 11-K) for the year ended December 31, 1999.


                                      /s/ Hill, Taylor LLC
                                      Hill, Taylor LLC

Chicago, Illinois
June 26, 2000